Exhibit 16.1

Ernst & Young LLP 200 Clarendon Street Boston, MA 02116 Tel: +1 617 266 2000 Fax: +1 617 266 5843 www.ey.com

February 27, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated February 27, 2013, of Webster Financial Corporation and are in agreement with the statements contained in the paragraphs 2, 3, and 4 listed under “Change in Registrant’s Certifying Accountant” on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP